Exhibit 99.4

UNAUDITED PRO FORMA COMBINED

CONDENSED FINANCIAL INFORMATION

As used in this unaudited pro forma combined condensed financial information, references to “we”, “us”, “our”, “Company”, or “Medtronic” refer to Medtronic, Inc., together with its consolidated subsidiaries.

Pursuant to the acquisition agreement, Medtronic consummated the acquisition of Kyphon Inc. (“Kyphon”) on November 2, 2007. The following unaudited pro forma combined condensed financial information are based on the historical financial statements of Medtronic and Kyphon after giving effect to the acquisition of Kyphon using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma combined condensed statements of operations for the six months ended October 26, 2007 and the twelve months ended April 27, 2007 give effect to the Kyphon acquisition as if it had occurred on April 29, 2006. The unaudited pro forma combined condensed balance sheet as of October 26, 2007 gives effect to the Kyphon acquisition as it had occurred on October 26, 2007. This information should be read in conjunction with the:

•	Accompanying notes to the unaudited pro forma combined condensed financial information;

•

Separate unaudited historical financial statements of Medtronic at October 26, 2007 and for the three and six month periods ended October 26, 2007, included in the Medtronic quarterly report on Form 10-Q, previously filed with the Securities and Exchange Commission;

•

Separate historical financial statements of Medtronic at April 27, 2007 and April 28, 2006 and for the three fiscal years in the period ended April 27, 2007, included in the Medtronic annual report on Form 10-K, previously filed with the Securities and Exchange Commission;

•

Separate historical financial statements of Kyphon at December 31, 2006 and 2005 and for the three years in the period ended December 31, 2006 included in the Kyphon annual report on Form 10-K and included as Exhibit 99.2 to this current report;

•

Separate unaudited historical financial statements of Kyphon at September 30, 2007 and for the three and nine month periods ended September 30, 2007 and 2006 included in the Kyphon quarterly report on Form  10-Q and included as Exhibit 99.3 to this current report;

The pro forma information is not necessarily indicative of actual results had the acquisition been consummated on the dates indicated, nor is it necessarily indicative of future results, and does not reflect future synergies, integration costs, or other such costs or savings. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

Pursuant to the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to the unaudited pro forma combined condensed financial information, has been preliminarily allocated to assets acquired and liabilities assumed, as applicable, based on their respective estimated fair values. Medtronic’s management has determined the preliminary fair value of the intangible assets and tangible assets acquired and liabilities assumed, as applicable, at the pro forma condensed balance sheet date. Any excess between fair value of the consideration issued and the fair value of the tangible and intangible assets acquired and liabilities assumed, as applicable, will be recorded as goodwill. Since the unaudited pro forma combined condensed financial information has been prepared based on preliminary estimates of fair values attributable to the acquisition, the actual amounts recorded for the acquisition may differ materially from the information presented. These allocations are subject to change pending further review of the fair value of the tangible and intangible assets acquired and liabilities assumed, as applicable. Additionally, the estimated fair value of assets acquired and liabilities assumed may be materially impacted by the results of Kyphon’s operations up to the closing date of the acquisition on November 2, 2007.

MEDTRONIC, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

(in millions, except per share data)

	Historical
	Medtronic	Kyphon
	Year Ended April 27, 2007	Twelve Months Ended March 31, 2007	Pro Forma Adjustments		Pro Forma Combined

Net sales	$12,299	$445	$—		$12,744

Costs and expenses:
Cost of products sold	3,168	60	36	(1), (2), (3)	3,264
Research and development expense	1,239	44	4	(1), (2)	1,287
Selling, general, and administrative expense	4,153	279	9	(1), (2)	4,441
Special charges	98	—	—		98
Restructuring charges	28	—	—		28
Certain litigation charges	40	—	—		40
Purchased in-process research and development (IPR&D) charges	—	21	—		21
Other expense, net	212	5	90	(4), (5)	307
Interest (income)/expense, net	(154)	4	195	(6), (7)	45
Total costs and expenses	8,784	413	334		9,531

Income/(loss) before income taxes	3,515	32	(334)		3,213

Provision for income taxes	713	23	(134)	(8)	602

Net income/(loss)	$2,802	$9	$(200)		$2,611

Earnings per share:
Basic	$2.44				$2.27
Diluted	$2.41				$2.25

Weighted average shares outstanding:
Basic	1,149.7		—		1,149.7
Diluted	1,161.8		0.6	(9)	1,162.4

See accompanying notes to the unaudited pro forma combined condensed financial information.

MEDTRONIC, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

(in millions, except per share data)

	Historical
	Medtronic	Kyphon
	Six Months Ended October 26, 2007	Six Months Ended September 30, 2007	Pro Forma Adjustments		Pro Forma Combined

Net sales	$6,250	$289	$—		$6,539

Costs and expenses:
Cost of products sold	1,632	39	1	(10)	1,672
Research and development expense	598	27	(1)	(10), (11)	624
Selling, general, and administrative expense	2,203	169	(2)	(10), (11)	2,370
Restructuring charges	14	—	—		14
Certain litigation charges	—	75	—		75
Purchased in-process research and development (IPR&D) charges	33	—	—		33
Other expense, net	128	9	36	(12), (13)	173
Interest (income)/expense, net	(105)	6	106	(14), (15)	7
Total costs and expenses	4,503	325	140		4,968

Income/(loss) before income taxes	1,747	(36)	(140)		1,571

Provision for income taxes	406	17	(56)	(16)	367

Net income/(loss)	$1,341	$(53)	$(84)		$1,204

Earnings per share:
Basic	$1.18				$1.06
Diluted	$1.17				$1.05

Weighted average shares outstanding:
Basic	1,136.1		—		1,136.1
Diluted	1,150.6		1.1	(17)	1,151.7

See accompanying notes to the unaudited pro forma combined condensed financial information.

MEDTRONIC, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(in millions, except per share data)

	Historical
	Medtronic As of October 26, 2007	Kyphon As of September 30, 2007	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$4,683	$41	$(3,303)	(18)	$1,421
Short-term investments	900	—	—		900
Accounts receivable, net	2,865	103	—		2,968
Inventories	1,248	19	34	(19)	1,301
Deferred tax assets, net	442	16	7	(20)	465
Prepaid expenses and other current assets	403	15	(3)	(21)	415
Total current assets	10,541	194	(3,265)		7,470

Property, plant and equipment	4,599	63	(24)	(22)	4,638
Accumulated depreciation	(2,438)	(18)	18	(22)	(2,438)
Property, plant and equipment, net	2,161	45	(6)		2,200

Goodwill	4,335	555	2,606	(23)	7,496
Other intangible assets, net	1,389	201	795	(24)	2,385
Long-term investments	1,481	—	—		1,481
Long-term deferred tax assets, net	323	—	—		323
Other assets	356	115	(100)	(25)	371

Total assets	$20,586	$1,110	$30		$21,726

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$877	$170	$430	(26), (28)	$1,477
Accounts payable	315	17			332
Accrued expenses	1,459	141	16	(20), (27), (32)	1,616

Total current liabilities	2,651	328	446		3,425

Long-term debt	5,494	392	(92)	(26), (28)	5,794
Long-term accrued compensation	95	—			95
Long-term accrued income taxes	536	—	8	(31)	544
Deferred tax liabilities, net	—	58	265	(20)	323
Other long-term liabilities	335	33	(8)	(31)	360
Total liabilities	9,111	811	619		10,541

Commitments and contingencies	—	—	—		—

Shareholders’ equity:
Preferred stock — par value $1.00	—	—	—		—
Common stock — par value $0.10	113	315	(315)	(29)	113
Retained earnings	11,492	(19)	(271)	(29), (30)	11,202
Accumulated other comprehensive (loss)/income	(130)	3	(3)	(29)	(130)
Total shareholders’ equity	11,475	299	(589)		11,185

Total liabilities and shareholders’ equity	$20,586	$1,110	$30		$21,726

See accompanying notes to the unaudited pro forma combined condensed financial information.

MEDTRONIC, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(Unaudited)

Note 1 — Basis of Presentation

On November 2, 2007, the Company consummated the acquisition of Kyphon and it became a wholly owned subsidiary of the Company. Kyphon develops and markets medical devices designed to restore and preserve spinal function and diagnose the source of low back pain using minimally invasive technologies. It is expected that the acquisition of Kyphon will add to the growth of the Company’s existing Spinal business by extending its product offerings into some of the fastest growing product segments and enabling the Company to provide physicians with a broader range of therapies for use at all stages of the care continuum.

Under the terms of the agreement announced on July 27, 2007, Kyphon shareholders received $71 per share in cash for each share of Kyphon common stock they owned. Total consideration for the transaction was approximately $4.2 billion which includes the purchase of outstanding Kyphon common stock, the assumption and settlement of existing Kyphon debt and payment of direct acquisition costs. Total debt assumed relates to Kyphon’s obligations under existing credit and term loan facilities and outstanding senior convertible notes. In addition, the total purchase consideration includes the proceeds of unwinding the related convertible note hedges and cancellation and payment of the warrants to the hedge participants that were originally issued by Kyphon in February 2007. The transaction was financed through a combination of approximately $3.3 billion Medtronic cash on hand, $600 million financed through the issuance of commercial paper and $300 million borrowed through a new unsecured revolving credit facility.

The unaudited pro forma combined condensed balance sheet is presented to give effect to Medtronic’s acquisition of Kyphon and the issuance of the debt used to finance the acquisition as if the transaction had been consummated on October 26, 2007. The unaudited pro forma combined condensed balance sheet combines the balance sheet as of October 26, 2007 for Medtronic with the balance sheet as of September 30, 2007 for Kyphon. The unaudited combined condensed Statements of Operations are presented as if this transaction had been consummated on April 29, 2006. The historical Kyphon Statement of Operations information for the twelve months ended March 31, 2007, included in the unaudited pro forma combined condensed Statement of Operations for the year ended April 27, 2007, was derived by adding the Kyphon Statement of Operations information for the quarter ended March 31, 2007 to the Kyphon Statement of Operations information for the year ended December 31, 2006 and then deducting the Kyphon Statement of Operations information for the quarter ended March 31, 2006.

The estimated purchase price of Kyphon is as follows (dollars in millions):

Cash acquisition of Kyphon outstanding common stock	$3,300
Cash settlement of stock-based awards	218
Debt assumed and settled	570
Cash settlement of convertible debt warrants, net of proceeds from convertible note hedges	87
Estimated direct acquisition costs	28
Total purchase price	$4,203

Preliminary Estimated Purchase Price Allocation

The preliminary allocation of the purchase price to Kyphon’s tangible and identifiable intangible assets acquired and liabilities assumed was based on their estimated fair values. Further adjustments to these estimates may be included in the final allocation of the purchase price of Kyphon if the adjustment is determined within the purchase price allocation period (up to twelve months from the closing date). The excess of the purchase price over the tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. The preliminary estimated purchase price has been allocated as follows (dollars in millions):

MEDTRONIC, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(Unaudited)

Current assets	$232
Property, plant and equipment	39
In-process research and development	290
Other intangible assets	996
Goodwill	3,161
Other assets	15
Total assets acquired	4,733

Current liabilities	174
Deferred tax liabilities	323
Other long-term liabilities	33
Total liabilities assumed	530
Net assets acquired	$4,203

 Assets Acquired and Liabilities Assumed

We have estimated the fair value of tangible and identifiable intangible assets acquired and liabilities assumed. These estimates are based on a preliminary valuation and are subject to further review by management. Furthermore, the fair values of the assets acquired and liabilities assumed may have been affected and materially changed by the results of Kyphon’s operations through the closing date of the acquisition on November 2, 2007.

We have estimated the fair value of the intangible assets, which are subject to amortization, using the estimated after tax cash flows attributable to each product line. The future cash flows were discounted to present value utilizing an appropriate risk-adjusted rate of return. The following table sets forth the components of these intangible assets and their estimated useful lives (dollars in millions):

	Preliminary Fair Value	Wtd. Avg. Useful Life (years)
Technology based intangible assets	$887	10.5
Trade names	109	11.0

Total acquired intangible assets	$996

In-process research and development

The values assigned to IPR&D are based on valuations that have been prepared using methodologies and valuation techniques consistent with those used by independent appraisers. The value assigned to IPR&D is based on a preliminary valuation and is subject to further review by management. All values were determined by identifying research projects in areas for which technological feasibility had not been established. Additionally, the values were determined by estimating the amount of after-tax cash flows attributable to these projects. The future cash flows were discounted to present value utilizing an appropriate risk-adjusted rate of return. The rate of return included a factor that takes into account the uncertainty surrounding the successful development of the IPR&D. Using this approach, the Company determined that $290 million of the purchase price represents purchased in-process technology. Due to its non-recurring nature, the IPR&D expense has been excluded from the unaudited pro forma combined condensed statements of operations. The IPR&D costs will be expensed in Medtronic’s consolidated financial statements in the third quarter of fiscal year 2008.

Unvested Stock-based Awards

In conjunction with the acquisition, Medtronic assumed Kyphon’s unvested stock-based awards. These stock-based awards have an estimated fair value of approximately $83 million which will be recognized as stock-based compensation expense by Medtronic over the remaining weighted average vesting period of 2.5 years.

MEDTRONIC, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(Unaudited)

Note 2 — Pro Forma Adjustments to the Combined Condensed Statement of Operations for the Twelve Months ended April 27, 2007

1.

Reflects the elimination of $1 million, $4 million, and $23 million from cost of products sold, research and development, and selling, general and administrative expenses, respectively, for the stock-based compensation expense that was recognized by Kyphon on outstanding stock-based awards, in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)).

2.

Recognition of the estimated stock-based compensation expense, for unvested stock-based awards of Kyphon that were assumed and converted into Medtronic stock-based awards at the closing of the acquisition, of $3 million, $8 million, and $32 million in cost of products sold, research and development, and selling, general and administrative expenses, respectively, in accordance with SFAS No. 123(R).

3.

Reflects the impact of the estimated $34 million fair value adjustment of the acquired inventory on cost of products sold.  The expense is recognized over the estimated period which the acquired inventory is expected to sell through to the customer.  See the balance sheet pro forma adjustment #19 in Note 4 for more information.

4.

Reflects the elimination of $5 million of amortization expense from Kyphon intangible assets that were eliminated as a result of the acquisition.  See pro forma adjustment #5 below for the amortization of the estimated $1.0 billion of acquired identifiable intangible assets.

5.

Reflects the recognition of $95 million of amortization on the estimated $1.0 billion of acquired identifiable intangible assets, consisting of technology based intangible assets and trade names, with weighted average estimated useful lives of 10.5 and 11 years, respectively.

6.

Reflects the elimination of the incurred interest expense and amortization of debt issuance costs of $12 million related to Kyphon’s outstanding credit facility and convertible notes that were settled as part of the acquisition.

7.

Records the estimated net decrease in interest income for cash used and debt issued to fund the acquisition.  The transaction was financed through a combination of approximately $3.3 billion Medtronic cash on hand, $600 million financed through the issuance of commercial paper and $300 million borrowed through a new unsecured revolving credit facility.  This pro forma adjustment reflects a reduction of $164 million of foregone interest income as a result of the Company using cash on-hand to partially fund the acquisition.  This pro forma adjustment also reflects the recognition of $43 million of incremental interest expense on the commercial paper and unsecured revolving credit line used to partially finance the acquisition.  The interest rates on the $300 million revolving credit facility and the $600 million of commercial paper issued were assumed to be 4.865% and 4.74%, respectively. A change of 1/8% in the interest rates would not result in a material change in interest expense and net income.  See Note 5 for further information related to the new revolving credit facility.

8.	Reflects the income tax effects of the pro forma adjustments using the statutory tax rates in effect for the respective periods. The tax effects were calculated using a statutory rate of 40%.

9.	Reflects the diluted effect of the unvested stock-based awards of Kyphon that were converted into Medtronic stock-based awards at the closing of the acquisition.

Note 3 — Pro Forma Adjustments to the Combined Condensed Statement of Operations for the Six Months ended October 26, 2007

10.

Recognition of the estimated stock-based compensation expense, for unvested stock-based awards of Kyphon that were assumed and converted into Medtronic stock-based awards at the closing of the acquisition, of $1 million, $2 million and $11 million in cost of products sold, research and development, and selling, general and administrative expenses, respectively, in accordance with SFAS No. 123(R).

11.

Reflects the elimination of $3 million and $13 million from research and development and selling, general and administrative expenses, respectively, for the stock-based compensation expense that was recognized by Kyphon on outstanding stock-based awards, in accordance with SFAS No. 123(R).

MEDTRONIC, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(Unaudited)

12.

Reflects the elimination of $11 million of amortization expense from Kyphon intangible assets that were eliminated as a result of the acquisition.  See pro forma adjustment #13 below for the amortization of the estimated $1.0 billion of acquired identifiable intangible assets.

13.

Reflects the recognition of $47 million of amortization on the estimated $1.0 billion of acquired identifiable intangible assets, consisting of technology based intangible assets and trade names, with weighted average estimated useful lives of 10.5 and 11 years, respectively.

14.

Reflects the elimination of the incurred interest expense and amortization of debt issuance costs of $7 million related to Kyphon’s outstanding credit facility and convertible notes that were settled as part of the acquisition.

15.

Records the estimated net decrease in interest income for cash used and debt issued to fund the acquisition.  The transaction was financed through a combination of approximately $3.3 billion Medtronic cash on hand, $600 million financed through the issuance of commercial paper and $300 million borrowed through a new unsecured revolving credit facility.  This pro forma adjustment reflects a reduction of $91 million of foregone interest income as a result of the Company using cash on-hand to partially fund the acquisition.  This pro forma adjustment also reflects the recognition of $22 million of incremental interest expense on the commercial paper and unsecured revolving credit line used to partially finance the acquisition.  The interest rates on the $300 million revolving credit facility and the $600 million commercial paper were assumed to be 4.865% and 4.74%, respectively. A change of 1/8% in the interest rates would not result in a material change in interest expense and net income.  See Note 5 for further information related to the new revolving credit facility.

16.	Reflects the income tax effects of the pro forma adjustments using the statutory tax rates in effect for the respective periods. The tax effects were calculated using a statutory rate of 40%.

17.	Reflects the diluted effect of the unvested stock-based awards of Kyphon that were converted into Medtronic stock-based awards at the closing of the acquisition.

Note 4 — Pro Forma Adjustments to the Combined Condensed Balance Sheet as of October 26, 2007

18.	Reflects Medtronic's use of cash on hand to partially finance the acquisition of Kyphon.

19.

Reflects the preliminary estimated fair value adjustment, defined as estimated selling price less the sum of (a) cost to complete (b) direct costs to sell and (c) a reasonable profit allowance for the selling effort, for inventory acquired from Kyphon.

20.

Adjustments include recognition of deferred tax liabilities primarily related to the estimated identifiable intangible assets acquired, and recognition of an income tax receivable related to the carry back of Kyphon NOL's.

21.	Reflects the elimination of Kyphon's historical capitalized debt issuance costs, as the underlying debt was settled by Medtronic as part of the acquisition.

22.

Reflects the preliminary estimated fair value adjustment and the elimination of Kyphon's historical accumulated depreciation to reflect the new cost basis of the property, plant and equipment acquired.

23.

Reflects an adjustment to record the preliminary estimated goodwill of $3.2 billion, net of the elimination of Kyphon’s historical goodwill of $555 million, defined as the excess of the purchase price over the estimated fair value of assets acquired and liabilities assumed.  Included in goodwill is an estimate for the total direct acquisition costs expected to be incurred by Medtronic.

24.

Reflects an adjustment to record the preliminary estimated fair value of the identifiable intangible assets acquired of $996 million, net of the elimination of Kyphon’s historical intangible assets of $201 million, consisting of amortizable technology based intangible assets and trade names .

25.

Reflects the elimination of Kyphon's historical prepaid assets related to the acquisition of Disc-O-Tech, which closed subsequent to the date of the unaudited pro forma combined condensed balance sheet.   The fair value of all assets related to the Disc-O-Tech transaction are included in entry #24 , which records the estimated fair value of the identifiable intangible assets acquired from Kyphon.

26.

Reflects the elimination of Kyphon's outstanding $170 million credit facility and $392 million convertible notes (net of $8 million debt discount), as the debt was settled by Medtronic as part of the acquisition.

MEDTRONIC, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(Unaudited)

27.	Reflects the recognition of $22 million of Kyphon's acquisition related liabilities assumed by Medtronic as part of the transaction.

28.

Reflects the recognition of debt incurred by Medtronic to partially finance the acquisition of Kyphon.  The debt consists of $600 million of commercial paper classified as short-term borrowings and $300 million of long-term debt related to a new revolving credit facility.  See Note 5 for further information related to the new revolving credit facility.

29.	Reflects the elimination of Kyphon's historical equity balances as a result of the acquisition.

30.

Reflects the preliminary estimated in-process research and development charge of $290 million.  The unaudited pro forma combined condensed statements of operations exclude this preliminary estimated charge of $290 million as it is non-recurring in nature.

31.	Reflects the reclassification of Kyphon's historical income tax payable to properly conform to Medtronic's accounting presentation.

32.	Reflects preliminary estimated accruals of $28 million for termination payments to distributors, severance and other employee related payments and facility exit costs.

Note 5 — Financing Agreement

On November 2, 2007, the Company entered into a new Credit Agreement (the "New Credit Agreement") with The Bank of Tokyo-Mitsubishi UFJ, Ltd. (the "New Lender"). The New Credit Agreement provides for a $300 million unsecured revolving credit facility (the "New Facility") maturing November 2, 2010. The Company may terminate or permanently reduce the commitments available under the New Facility and prepay the New Facility without premium or penalty at any time. In addition to certain initial fees, the Company is obligated to pay a commitment fee based on the total revolving commitment.

Each Revolving Loan under the New Credit Agreement shall be, at the Company's request, either an Alternate Base Rate Loan or a Eurodollar Loan. Each Alternate Base Rate Loan accrues interest at a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. The Prime Rate is the rate of interest per annum publicly announced from time to time by the Lender as its base rate in effect at its office in New York, New York. Each Eurodollar Loan accrues interest at a rate per annum equal to the LIBO Rate plus 0.185%. The LIBO Rate is the rate appearing on page 3750 of the Moneyline Telerate Markets screen at approximately 11:00 a.m., London time, two business days prior to the commencement of an interest period, as the rate for dollar deposits with a maturity comparable to such interest period.

The New Credit Agreement contains customary representations and warranties of the Company as well as affirmative covenants regarding the Company. Upon the occurrence of an event of default under the New Credit Agreement, the New Lender could elect to declare all amounts outstanding under the New Facility to be immediately due and payable. Events of default under the New Credit Agreement include payment defaults, breaches of covenants, bankruptcy events and a change in control of the Company.